Contact:

Mark Land – Director of Public Relations

(317) 610-2456

mark.d.land@cummins.com

For Immediate Release

Dec. 11, 2008

Cummins revises 2008 outlook to reflect worsening economic conditions

Columbus, IN – Cummins Inc. (NYSE: CMI) today revised its outlook for 2008 due to the continuing decline in many of its key markets around the world.

The Company now expects 2008 sales to increase by 9 percent over 2007, compared to its previous guidance of a 12 percent increase. Earnings Before Interest and Taxes (EBIT) is forecast to be slightly more than 9 percent of sales, compared to the Company’s earlier guidance of 10 percent.

“Like many other companies, Cummins is experiencing the negative impact of the global economic downturn,” said Tim Solso, Cummins Chairman and Chief Executive Officer. “Our Engine and Components segments are seeing the most significant declines with revenues for the fourth quarter down 15 percent compared to what we anticipated in our previous guidance at the end of October. “

“We are taking aggressive steps to manage costs and production levels to reflect current economic conditions,” Solso added. “We do not expect market conditions to improve significantly in the immediate future.”

The Company’s heavy-duty and medium-duty truck and construction markets were hardest hit in recent weeks, with drops in demand in North America and Europe. In addition, truck markets in China, Brazil and India also have weakened.

As a result of the rapid decline in sales, the Engine and Component segments are expected to report sharply lower EBIT margins in the fourth quarter, compared to the same period a year ago.

Cummins has taken a number of steps to address the slowing demand over the past month, including:

  Initiated temporary plant shutdowns, shortened work weeks and extended traditional holiday closing periods;
  Eliminated temporary employees in a number of plant locations;
  Reduced permanent employee levels at some manufacturing locations;
  Prioritized capital and IT project spending to focus on the Company’s most pressing needs;
  Initiated a hiring freeze across most of the Company;
  Significantly curtailed discretionary spending.

The Company also announced last week that it will reduce its professional workforce worldwide by at least 500 employees by the end of 2008. The costs associated with the employee reductions are estimated to be between $30-$40 million and will be recognized in the Company’s fourth quarter earnings. The revised guidance for 2008 excludes the severance costs associated with these actions.

Many of these measures are expected to continue into next year. The Company will provide sales and EBIT percentage guidance for 2009 when it reports fourth-quarter earnings on February 3, 2009.

“These are very challenging times, but Cummins is well positioned to weather this downturn,” Solso said. “2008 will be our fifth consecutive year of record sales and profits. The Company is more diversified than at any time in its history, we have grown market share in many markets and our balance sheet is strong, which allows us to invest in our critical growth opportunities. We are prepared to do the hard work necessary to not only manage through this difficult period, but to emerge an even stronger company.”

About Cummins

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins serves customers in approximately 190 countries and territories through a network of more than 500 company-owned and independent distributor locations and approximately 5,200 dealer locations. Cummins reported net income of $739 million on sales of $13.05 billion in 2007. Press releases can be found on the Web at www.cummins.com.

Forward-looking disclosure statement

Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Cummins Securities and Exchange Commission filings.